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                                                                    EXHIBIT 11.1

ON ASSIGNMENT, INC.
STATEMENT OF COMPUTATION OF NET EARNINGS PER
COMMON AND COMMON EQUIVALENT SHARES (UNAUDITED)


                                                           Three Months Ended            Six Months Ended
                                                                June 30,                       June 30,
                                                        ------------------------------------------------------
                                                            1996           1995           1996          1995
                                                        ----------     -----------     ----------    ----------
 Net income used to compute primary and
    fully diluted earnings per share                   $ 1,370,000     $ 1,035,000     $2,228,000    $1,877,000
                                                       ===========     ===========     ==========    ==========

 Weighted average number of shares outstanding           5,079,000       4,982,000      5,068,000     4,958,000

 Dilutive effect of stock options and warrants             381,000         269,000        371,000       265,000
                                                       -----------     -----------     ----------    ----------

 Number of shares used to compute primary                5,460,000       5,251,000      5,439,000     5,223,000
    and fully diluted earnings per share               ===========     ===========     ==========    ==========

 Net earnings per share                                $      0.25     $      0.20     $     0.41    $     0.36
                                                       ===========     ===========     ==========    ==========






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